EXHIBIT 99.(a)(1)(A)

NVIDIA CORPORATION

2701 SAN TOMAS EXPRESSWAY

SANTA CLARA, CALIFORNIA 95050

(408) 486-2000

OFFER TO AMEND OUTSTANDING DISCOUNTED OPTIONS

JANUARY 19, 2006

NVIDIA CORPORATION

OFFER TO AMEND OUTSTANDING DISCOUNTED OPTIONS

THE OFFER EXPIRES AT MIDNIGHT, PACIFIC TIME, ON

THURSDAY, FEBRUARY 16, 2006, UNLESS THE OFFER PERIOD IS EXTENDED

NVIDIA Corporation (“NVIDIA”) is offering the opportunity to amend, at the election of the applicable option holder, certain portions of options to purchase NVIDIA common stock granted under the NVIDIA Corporation 2000 Nonstatutory Equity Incentive Plan, as amended (the “Plan”), that (a) were granted to former MediaQ, Inc. employees at a discount in 2003, (b) vest or vested after December 31, 2004, and (c) are still outstanding on the date this offer expires (the “Eligible Options”).

We are making the offer upon the terms and subject to the conditions described in this Offer to Amend, including the conditions described in Section 6 of this Offer to Amend Outstanding Discounted Options (the “Offer to Amend”). We will assess whether we are permitted to make the offer in all jurisdictions. In the event that we determine that we are not legally able to make the offer in a particular jurisdiction, we reserve the right to withdraw the offer in that particular jurisdiction. If we withdraw the offer in a particular jurisdiction, the offer will not be made to, nor will amendments be accepted from or on behalf of eligible employees in such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer legally available to eligible employees in any jurisdiction.

Although the Compensation Committee of our Board of Directors has approved the offer, neither we nor our Board of Directors, including the Compensation Committee of the Board of Directors, makes any recommendation as to whether or not you should participate in the offer and amend your Eligible Option. You must make your own decision whether to amend your Eligible Option. You should carefully review this Offer to Amend in its entirety before deciding whether to elect to amend your Eligible Option.

Shares of our common stock are quoted on the NASDAQ National Market under the symbol “NVDA.” On January 17, 2006, the closing price of our common stock as reported on the NASDAQ National Market was $42.48 per share.

You should direct questions about the offer, requests for assistance in completing the related documents and requests for additional copies of this Offer to Amend or related documents to Melissa Riley. For information regarding your vesting and/or exercise activity, please contact Anca Bacila in Stock Administration. Finally, you are encouraged to consult your personal investment, financial and/or tax advisor for guidance specific to your situation.

This transaction has not been approved or disapproved by the Securities and Exchange Commission (“SEC”) nor has the SEC passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense. In the event of any conflict between this documentation and the rules of the applicable Plan or any applicable legislation, the rules or legislation (as the case may be) will take precedence. All references to taxation consequences are for guidance only. We recommend that you consult with your tax advisor to determine the tax consequences of electing to participate in the offer.

IMPORTANT

Whether or not you accept the offer, please complete and sign an election form for your Eligible Option and email or fax (facsimile number (408) 486-4791) your election form to Melissa Riley at NVIDIA. Election forms must be received before midnight, Pacific Time, on February 16, 2006 (“Offer Termination Date”) (or a later expiration date if we extend the offer). Election forms not received by Melissa Riley by midnight, Pacific Time, February 16, 2006 (or a later expiration date if we extend the offer), even if sent on prior to or on February 16, 2006 (or a later expiration date if we extend the offer), will be disregarded. Please allow time for delivery when sending your election form.

1

We have not authorized any person to make any recommendation on our behalf as to whether or not you should amend your Eligible Option pursuant to the offer. We have not authorized anyone to give you any information or to make any representation in connection with the offer other than the information and representations contained in this document, including the Summary of Terms. If anyone makes any such recommendation or representation to you or gives you any such information, you must not rely upon that recommendation, representation or information as having been authorized by NVIDIA.

2

SUMMARY OF TERMS

The following are answers to some of the questions that you may have about the Offer to Amend Outstanding Discounted Options (the “Offer to Amend”), at the election of the applicable option holder (the “Offer”), certain portions of options to purchase NVIDIA Corporation (“NVIDIA”) common stock granted under the NVIDIA Corporation 2000 Nonstatutory Equity Incentive Plan, as amended (the “Plan”), that (a) were granted to former MediaQ, Inc. (“MediaQ”) employees at a discount from the fair market value of NVIDIA common stock at the time of grant in 2003, (b) vest or vested after December 31, 2004, and (c) are still outstanding on the date the Offer expires (the “Eligible Options”). We urge you to read carefully the remainder of this Offer to Amend and the accompanying documents because the information in this summary is not complete. We have included references to the relevant sections of the Offer to Amend where you can find a more complete description of the topics in this summary.

Who can participate in the Offer?

“Eligible Participants” are current employees of NVIDIA or one of its subsidiaries who as of January 19, 2006 hold unexercised stock options, vested or unvested, that (a) were granted to former MediaQ, Inc. (“MediaQ”) employees at a discount from the fair market value of NVIDIA common stock at the time of grant in 2003, (b) vest or vested after December 31, 2004, and (c) are still outstanding on the date the Offer expires (the “Eligible Options”).

Which options is NVIDIA offering to amend?

We are offering to amend Eligible Options that are currently outstanding under the Plan. You can elect to amend your Eligible Option if you are an Eligible Participant, and if the proposed amendment is otherwise permissible by applicable law. If you elect to amend an Eligible Option, you must amend the Eligible Option as to all of the shares of common stock subject to the Eligible Option that vested or will vest on or after January 1, 2005, as a partial amendment of an Eligible Option is not allowed.

Why is NVIDIA making the Offer?

As a result of recent changes to the Internal Revenue Code (the “Code”), the discounted stock option grant you received is now considered to be out of compliance with Section 409A of the Code (“Section 409A”) and, as a result, may be subject to potentially adverse tax consequences under Section 409A.

Section 409A was added to the Code by the American Jobs Creation Act of 2004. In September 2005, the U.S. Treasury Department and Internal Revenue Service issued proposed regulations under Section 409A. The proposed regulations covering Section 409A provide that stock options granted prior to October 4, 2004 with an exercise price that is less than the fair market value of the underlying stock on the date of grant—to the extent that such options vest on or after January 1, 2005—generally result in deferred compensation that is not in compliance with Section 409A and likely will result in your recognition of income, taxable at normal rates, equal to the full spread between the exercise price of the option and the fair market value of NVIDIA common stock at the time of vesting, plus an additional twenty percent (20%) tax on the same amount of income, and potential interest charges as well as applicable withholding and employment taxes. It is also possible that these taxes and charges will continue to apply to any increase in the spread beyond the date of vesting and prior to exercise.

Section 409A specifically applies to discounted stock options granted prior to October 4, 2004, if the vesting of such options occurs on or after January 1, 2005. Only the portion of the discounted option grant that vests in or after 2005 is subject to Section 409A. Thus, the portion of a discounted option grant made prior to October 4, 2004 and that vested prior to January 1, 2005 is grandfathered and, as a result, is exempt from Section 409A. Moreover, discounted options, even if potentially subject to Section 409A, that were exercised prior to January 1, 2006 are also exempt. Because a portion of the discounted option grant you received vests in, or after, calendar year 2005, and was not exercised prior to January 1, 2006, NVIDIA is offering to amend your stock option grant.

We believe that we have complied in good faith with available guidance with respect to offering you the opportunity to amend Eligible Options pursuant to the Offer so that you could avoid the potentially adverse tax consequences of

Section 409A. Nevertheless, guidance issued after the date of this Offer or a determination by the Internal Revenue Service could provide that the amended Eligible Options do not avoid such potentially adverse tax consequences. Alternatively, guidance issued after the date of this Offer or a determination by the Internal Revenue Service could provide that your Eligible Options were not subject to the potentially adverse tax consequences of Section 409A; however, you will not have the ability to undo any amendment already made pursuant to this Offer.

What is NVIDIA doing to with respect to my Eligible Option in light of Section 409A?

NVIDIA is offering to amend the 6-year term identified in your original grant agreement as follows:

1.	Shares Vesting in Calendar Year 2005 - New Expiration Date: March 15, 2006

2.	Shares Vesting in Calendar Year 2006 - New Expiration Date: March 15, 2007

3.	Shares Vesting in Calendar Year 2007 - New Expiration Date: March 15, 2008

4.	Shares Vesting in Calendar Year 2008 - New Expiration Date: March 15, 2009

Amending your discounted stock option agreement such that portions of the option will expire within 2- 1/2 months after the close of the calendar year in which such portion vests will reduce the time in which you have to exercise the options, but may eliminate your exposure to Section 409A liability by qualifying your discounted stock option grant for an exemption to the potentially adverse tax consequences of Section 409A by using a short-term deferral provision under Section 409A. Please keep in mind that any transactions under an amended option must be completed prior to and not including the new expiration dates. For example, an amended option with a portion expiring on March 15, 2006 must be exercised by March 14, 2006.

Is there anything else I can do with the portion of my option that vested in 2005 to avoid the potential tax penalties of Section 409A?

If, prior to January 1, 2006, you did not exercise all discounted stock options that vested in 2005, you may avoid potentially unfavorable taxation and interest charges by amending the expiration date of your Eligible Option. However, if you choose not to amend the expiration date of your unexercised Eligible Option, you may face immediate income taxation on the full spread between your exercise price and the fair market value of NVIDIA common stock at the time of vesting, regardless of whether you exercised the vested shares of your stock option at or after vesting, and a twenty percent (20%) additional tax on the same amount of income and potential interest charges, as well as applicable withholding and employment taxes. It is also possible that these taxes and charges will continue to apply to any increase in the spread beyond the date of vesting and prior to exercise.

Where can I find out if I have an Eligible Option?

Details of your Eligible Option can be viewed online at www.benefitaccess.com. From your account, you can view both the vesting and exercise activity related to your Eligible Option.

What happens if my vesting schedule changes due to a leave of absence or a permanent reduction in standard work hours?

An interruption to the vesting schedule of your Eligible Option may cause a portion of your Eligible Option to vest in a later calendar year than originally calculated. As a result, should you consent to bring such Eligible Option into compliance with the short-term deferral provision of Section 409A through this Offer, the expiration date related to that portion of Eligible Option would also be delayed so that, generally speaking, that portion of the Eligible Option would expire 2-1/2 months following the end of the calendar year in which it actually vests. However, no portion of the Eligible Option shall vest or be exercisable after August 20, 2009, the original expiration date of your Eligible Option.

Are there conditions to the Offer?

The Offer is subject to a number of conditions, which are described in Section 6 of the Offer to Amend. If any of these conditions exist, NVIDIA may decide to reject the Eligible Options that you elected to amend, or NVIDIA may terminate or amend the Offer, or postpone its acceptance of the Eligible Option that you elected to amend. A summary of these conditions is as follows:

•	if NVIDIA is required by the SEC or other regulatory agency to extend the Offer Termination Date beyond February 16, 2006;

•	if regulatory or legal actions threaten the validity or existence of, or the ability of NVIDIA to complete, the Offer, or materially and adversely affect the business of NVIDIA, condition (financial or other), income, operations or prospects or materially impair the benefits NVIDIA believes it will receive from the Offer;

•	if regulatory or legal actions or interpretations would cause the Offer to have adverse accounting consequences to NVIDIA;

•	if trading in the U.S. securities markets is suspended;

•	if there is any outbreak or material escalation of foreign or domestic hostilities or other crisis;

•	if a third party commences a merger with or acquisition of NVIDIA; or

•	if NVIDIA believes that a material change or changes in its business, condition (financial or other), assets, income, operations, prospects or stock ownership has occurred.

Will I be eligible to receive future option grants if I elect to amend my Eligible Option?

While acceptance of the Offer will not, by itself, entitle you to receive any future option grants, regardless of whether you amend your Eligible Option, you may be eligible to receive future option grants in accordance with standard policies of NVIDIA relating to performance and/or promotion.

If I elect to amend my Eligible Option, will my election affect other components of my compensation?

Your decision to accept or reject the Offer will not affect your future compensation. Your acceptance or rejection of the Offer also will not affect your ability to receive stock or option grants in the future. Also, see the response to the above question, “Will I be eligible to receive future option grants if I amend my Eligible Option?”

May I amend just a portion of my Eligible Option?

If you elect to amend your Eligible Option, such amendment will apply to all of the outstanding shares under the Eligible Option that vested or will vest on or after January 1, 2005. You will not be allowed to amend a portion of the shares subject to the Eligible Option that vested or will vest on or after January 1, 2005. If you elect not to amend your Eligible Option, your Eligible Option will continue on its current terms.

Will amending the expiration date of my Eligible Option affect the return I will realize on that Eligible Option?

Amending the expiration date of your Eligible Option may affect the return you might have realized if you did not accept the Offer, as it will reduce the time in which you have to exercise the option. Although the enactment of Section 409A resulted in your potentially adverse tax consequences and not by any action taken by NVIDIA, NVIDIA made a Supplemental Option Grant (“Supplemental Grant”) to you in acknowledgement of the reduced term that will result from your acceptance to the Offer. This Supplemental Grant was not conditioned in any way on your election to amend your Eligible Option. Details of the Supplemental Grant are outlined in the document filed as Exhibit 99.3 to the Schedule TO-C filed by NVIDIA with the SEC on December 14, 2005 and the information you received on December 20, 2005 from NVIDIA.

When does the Offer expire? Can the Offer be extended, and if so, how will I know if it is extended?

The Offer expires on February 16, 2006, at midnight, Pacific Time, unless NVIDIA extends it.

Although NVIDIA does not currently intend to do so, it may, in its discretion or as required, extend the Offer at any time. If NVIDIA extends the Offer, NVIDIA will announce the extension no later than midnight, Pacific Time, on February 16, 2006. See Section 12 of the Offer to Amend.

What do I need to do to amend my Eligible Option?

Whether or not you accept the Offer, you must make your election by following the directions set forth in Section 3 of the Offer to Amend and deliver your signed Election Form (on which you have indicated your desire to amend or not amend your Eligible Option) to Melissa Riley at NVIDIA before the Offer Termination Date. Election Forms may be emailed or be sent via facsimile to (408) 486-4791.

Election Forms must be received before midnight, Pacific Time, on February 16, 2006 (or a later expiration date if NVIDIA extends the Offer). Election Forms not received by NVIDIA prior to or by midnight, Pacific Time, on February 16, 2006, even if sent prior to or on February 16, 2006, will be disregarded. Please allow time for delivery when sending your Election Forms.

If you elect to participate in the Offer, you will receive an amendment to your existing option grant after the Offer Termination Date.

YOU SHOULD REVIEW THE OFFER TO AMEND, THE ELECTION FORM AND ALL OF THE RELATED ATTACHMENTS BEFORE MAKING YOUR ELECTION.

During what period of time may I change my previous election?

You may change your previous election at any time before midnight, Pacific Time, on February 16, 2006. If we extend the Offer beyond that time, you may change your previous election at any time until the extended Offer Termination Date. To change your election, please follow the directions set forth in Section 4 of the Offer to Amend.

A Notice of Change in Election Form must be received before midnight, Pacific Time, on February 16, 2006 (or a later expiration date if we extend the Offer). Notice of Change in Election Forms not received by Melissa Riley at NVIDIA prior to February 16, 2006 (or a later expiration date if we extend the Offer), even if sent prior to February 16, 2006 (or a later expiration date if we extend the Offer), will be disregarded. Please allow time for delivery when sending your Notice of Change in Election Form. If you change your election from reject to accept you will also be required to fill out and deliver a new Election Form. You may change your election more than once. See Section 4 of the Offer to Amend.

What happens to my Eligible Option if I do not accept the Offer?

If you do not accept the Offer, you will keep your current Eligible Option and no change will be made to such option.

Under what circumstances would NVIDIA not accept my Eligible Option?

We currently expect that we will accept promptly after the Offer Termination Date all Eligible Options that are properly submitted and received for amendment and for which the election to amend has not been validly withdrawn. We may, however, reject any or all Election Forms or Notice of Change in Election Forms to the extent that we determine they were not properly executed or delivered, to the extent that we determine it is unlawful to accept the Eligible Option elected for amendment, or if certain conditions exist that in our reasonable judgment, make it inadvisable to proceed with the Offer. See Section 6 of the Offer to Amend.

Whom should I contact if I have questions about the Offer?

You should direct questions about the Offer, requests for assistance in completing the related documents and requests for additional copies of this Offer to Amend or related documents to Melissa Riley. For information regarding your vesting and/or exercise activity, please contact Anca Bacila in Stock Administration. Finally, you are encouraged to consult your personal financial, investment and/or tax advisor for guidance specific to your situation.

THE OFFER

Material Risks of Participating In the Offer

Participation in this Offer involves a number of potential risks, including the material risks described below. Eligible Participants should carefully consider these risks and are urged to speak with their personal financial, investment and/or tax advisor as necessary before deciding whether or not to participate in this Offer. In addition, we strongly encourage you to read this Offer to Amend in its entirety and review the documents referred to in Section 16 of the Offer to Amend.

1. ELIGIBLE PARTICIPANTS; NUMBER OF OPTIONS; OFFER TERMINATION DATE.

“Eligible Participants” are current employees of NVIDIA or one of its subsidiaries who as of January 19, 2006 hold unexercised stock options, vested or unvested, that (a) were granted to former MediaQ, Inc. (“MediaQ”) employees at a discount from the fair market value of NVIDIA common stock at the time of grant in 2003, (b) vest or vested after December 31, 2004, and (c) are still outstanding on the date the Offer expires (the “Eligible Options”).

Eligible Participants who elect to amend their Eligible Options will receive an amendment to their existing option agreement with NVIDIA, pursuant to which portions of such options will be amended to expire within 2-1/2 months after the close of the calendar year in which the portion vests.

If you elect to amend your Eligible Option, such amendment will apply to all of the outstanding shares under the Eligible Option that vested or will vest on or after January 1, 2005. You will not be allowed to amend a portion of the shares subject to your Eligible Option that vested or will vest on or after January 1, 2005. If you do not elect to amend your Eligible Option, the Eligible Option will continue on its current terms.

Our Offer is subject to the terms and conditions described in this Offer to Amend. We will only accept Eligible Options that are properly submitted for amendment and not validly withdrawn in accordance with Sections 3 and 4 of this Offer to Amend before the Offer expires on the Offer Termination Date. We may, however, reject any or all Election Forms or Notice of Change in Election Forms to the extent that we determine they were not properly executed or delivered, to the extent that we determine it is unlawful to accept the Eligible Option elected for amendment or to the extent certain conditions described in the Offer to Amend exist which in our reasonable judgment makes it inadvisable to proceed with the Offer. See Sections 5 and 6 of the Offer to Amend.

The term “Offer Termination Date” for this Offer means midnight, Pacific Time, on February 16, 2006, unless and until we, in our discretion or as required, extend the period of time during which the Offer will remain open. If we extend the period of time during which the Offer will remain open, the term “Offer Termination Date” will refer to the latest time and date at which the Offer expires. See Section 12 of this Offer to Amend for a description of our rights to extend, postpone, terminate and/or amend the Offer or to reject the Eligible Option that you elect to amend.

We will publish a notice if we decide to take any of the following actions:

•	change anything other than the expiration date of your Eligible Option;

•	increase or decrease the number of Eligible Options to be amended in the Offer; or

•	extend or terminate the Offer.

If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such a change in the expiration date, we also intend to extend the Offer until ten (10) business days after the date the notice is published.

If we elect to extend the Offer, the Offer Termination Date would also change.

A “business day” means any day other than a Saturday, Sunday or federal holiday in the United States and consists of the time period from 12:01 a.m. through midnight, Pacific Time.

The “Plan” refers to our 2000 Nonstatutory Equity Incentive Plan, which was adopted in August 2000 and amended in December 2000, January 2001, November 2001, August 2002 and November 2002. The Eligible Options and the proposed amendment to such options pursuant to this Offer are subject to the terms of the Plan. As of January 1, 2006, options to purchase 5,846,875 shares of common stock were outstanding under the Plan. The options had exercise prices of between $5.72 and $7.65 per share. Of these options, options to purchase 196,061 shares of our common stock are Eligible Options. The shares of common stock issuable upon exercise of Eligible Options held by Eligible Participants represent approximately 3.4% of the total shares of common stock issuable upon exercise of all options outstanding under the Plan as of January 1, 2006. The terms of the Plan permit us to amend the terms of options issued under the Plan upon the consent of the option holder.

Administration. The Board of Directors of NVIDIA administers the Plan and has delegated administration of the Plan to the Compensation Committee of the Board of Directors. The Compensation Committee of the Board of Directors has been delegated the authority by the Board of Directors to construe, interpret and amend the Plan.

NVIDIA Common Stock. Please review the materials we have filed with the SEC, including the documents listed in Section 16 of the Offer to Amend, for information regarding the terms of our common stock and a description of NVIDIA and its business and operations.

Tax Consequences. Please refer to Section 11 of this Offer to Amend for a discussion of the U.S. income tax consequences of the Eligible Options, as well as the consequences of accepting or rejecting the amendment under the Offer. We recommend that you consult with your tax advisor with respect to tax matters.

Registration of Common Stock. All shares of common stock issuable upon exercise of options under the Plan, including the shares that will be issuable upon exercise of all Eligible Options, have been registered under the Securities Act of 1933 (the “Securities Act”), on one or more Registration Statements on Form S-8 filed with the SEC.

The preceding description of the Plan is a summary and is not complete. Additional information about the Plan may be found in the S-8 Registration Statement and the related Prospectus prepared in connection with the Plan. Please contact Stock Administration to request copies of the Plan or the related Prospectus or visit the Stock Administration section of NVINFO. Copies will be provided promptly and at our expense.

2. PURPOSE AND STRUCTURE OF THE OFFER.

A cornerstone of our success has been the motivation of our employees through appropriate levels of cash and equity compensation. We granted the Eligible Options for the following purposes:

•	to attract and motivate our employees;

•	to encourage the former MediaQ employees to become employees at NVIDIA and to provide them with an opportunity to acquire a financial interest in NVIDIA, thereby creating a stronger incentive to assist NVIDIA in achieving our corporate goals; and

•	to strengthen the alignment of interests between our employees and stockholders.

We are offering to amend your Eligible Option because a portion of the discounted option grant you received vests in, or after, calendar year 2005 and may result in potentially adverse tax effects under Section 409A.

3. PROCEDURES FOR AMENDING ELIGIBLE OPTIONS.

Making Your Election.

Obtain Election Forms:

An Election Form (in the form attached as Exhibit A) for your Eligible Option will be mailed or delivered to you with this Offer to Amend.

Completing Election Form:

Complete the Election Form by checking the appropriate box as to whether or not you elect to amend your Eligible Option and signing at the bottom of the Election Form.

You will need to check the appropriate box next to your Eligible Option to indicate whether or not you intend to amend your Eligible Option in accordance with the terms of the Offer. You must complete and sign an Election Form whether or not you elect to amend the Eligible Option. Once completed and signed, email or fax (facsimile number (408) 486-4791) your Election Form to Melissa Riley at NVIDIA. Please keep a confirmation of receipt of your facsimile transmittal of your Election Form for your record-keeping purposes. Within two business days after Ms. Riley receives your Election Form, you will receive an email confirmation evidencing such receipt. In the event that you do not receive an email confirmation that NVIDIA has received your Election Form, you must send a copy of your email or your fax confirmation of receipt, as applicable, to Ms. Riley to evidence proper and timely submission of your Election Form. If you have any questions about submitting your Election Form, or do not receive confirmation of receipt, please send an email request to Melissa Riley. Your Election Form must be received before midnight, Pacific Time, on February 16, 2006 (or a later expiration date if NVIDIA extends the Offer). If your Election Form is not received by NVIDIA on or by the Offer Termination Date, even if sent on or by the Offer Termination Date, it will be disregarded. Please allow time for delivery when sending your Election Form.

You do not need to return the stock option agreement, if you have it, for your Eligible Option to effectively elect to accept the Offer, as it will be amended if NVIDIA accepts your Eligible Option for amendment.

If we extend the Offer beyond the February 16, 2006 Offer Termination Date, then you must sign and deliver your Election Form before the extended Offer Termination Date. We may decline to amend any Eligible Options to the extent that we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the Eligible Option. Although we may later extend, terminate or amend the Offer, we currently expect to accept all properly submitted Eligible Options promptly following the deadline of midnight, Pacific Time, on February 16, 2006 (or a later expiration date if NVIDIA extends the Offer). If you do not sign and deliver your Election Form before the Offer expires, it will have the same effect as if you rejected the Offer.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms and Notice of Change in Election Forms. Our determinations regarding these matters will be final and binding on all parties. We may reject any or all Election Forms or Notice of Change in Election Forms to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the Eligible Option that you elected to amend. We may waive any or all of the conditions of the Offer for all Eligible Participants. We may waive any defect or irregularity in any Election Form or Notice of Change in Election Form with respect to any particular option or any particular Eligible Participant. No Eligible Options will be accepted for amendment until all defects or irregularities in the paperwork have been cured by the Eligible Participants or waived by us. However, neither we nor any other person is obligated to give notice of any defects or irregularities involved in the election to amend any Eligible Option, and no one will be liable for failing to give notice of any such defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notice of Change in Election Forms. Our determinations regarding these matters will be final and binding.

Our Acceptance Constitutes an Agreement. If you are not notified of a rejection and you receive notice of our acceptance for amendment of your Eligible Option validly elected for amendment and not properly withdrawn, you may assume that your properly executed and delivered Election Form has been accepted. As soon as practicable, after we accept Eligible Options for amendment, we will send each Eligible Participant who accepted the Offer an amendment to the Eligible Participant’s existing option grant agreement. If you elect to amend your Eligible Option according to the procedures described above, you will have accepted the Offer. Our acceptance of Eligible Options that are properly submitted and received for amendment will form a binding agreement between you and us on the terms and subject to the conditions of this Offer.

Subject to our rights to extend, terminate, postpone and/or amend the Offer or to reject the Eligible Option you elect to amend, we currently expect that we will accept promptly after the Offer Termination Date all properly and timely made elections to amend Eligible Options that have not been validly withdrawn.

4. CHANGE IN ELECTION.

You may only change your election by following the procedures described in this Section 4.

You may change your election at any time before midnight, Pacific Time, on February 16, 2006. If we extend the Offer beyond that time, you may change your election at any time until the extended Offer Termination Date. Additionally, you may withdraw the Eligible Option you elected to amend if after forty (40) business days after the commencement of the Offer we have not accepted for amendment the Eligible Option you elected to amend. The date of the fortieth (40th) business day is March 16, 2006.

Please note you have been supplied with two different Notice of Change in Election Forms, one of which is to be used if you wish to reject the Offer after having accepted it (Exhibit B) and the other of which is to be used if you wish to accept the Offer after having rejected it (Exhibit C). If you intend to change an election, it is important that you follow the procedures outlined below.

To change your election, you must deliver the appropriate Notice of Change in Election Form, a copy of which is attached to this Offer to Amend as Exhibit B or Exhibit C, to Melissa Riley at NVIDIA before midnight, Pacific Time, on February 16, 2006 (or a later expiration date if NVIDIA extends the Offer). The Notice of Change in Election Form must be emailed or sent via facsimile ((408) 486-4791) to Melissa Riley. Please keep a confirmation of receipt of your facsimile transmittal of your Notice of Change in Election Forms for your record-keeping purposes. Within two business days, you will receive an email confirmation that NVIDIA has received your Notice of Change in Election Form. In the event that you do not receive an email confirmation that NVIDIA has received your Notice of Change in Election Form, you must send a copy of your email or fax confirmation of receipt, as applicable, to evidence proper and timely submission of your Notice of Change in Election Form.

Notice of Change in Election Forms must be received before midnight, Pacific Time, on February 16, 2006 (or a later expiration date if NVIDIA extends the Offer). Notice of Change in Election Forms not received by NVIDIA by the Offer Termination Date, even if sent by or on the Offer Termination Date, will be disregarded. Please allow time for delivery when sending your Notice of Change in Election Form. The Notice of Change in Election Form must be signed by you, have your name printed on it, and must clearly indicate whether you elect to accept or reject the Offer. Please note that if you previously elected to reject the Offer and wish to change your election and accept the Offer, you must also fill out and deliver a new Election Form along with the Notice of Change in Election. You may change your election more than once. The Notice of Change in Election Form and new Election Form (if applicable) most be sent via the process described above.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any Notice of Change in Election Form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notice of Change in Election Forms. Our determinations regarding these matters will be final and binding.

5. ACCEPTANCE OF ELIGIBLE OPTIONS FOR AMENDMENT.

On the terms and subject to the conditions of this Offer and as promptly as practicable following the Offer Termination Date, we expect to accept for amendment all Eligible Options properly elected for amendment and not validly withdrawn before the Offer Termination Date.

We will give you notice of our acceptance for amendment of Eligible Options validly elected for amendment and not properly withdrawn as of the Offer Termination Date. We will notify you on or prior to February 20, 2006 (or a later expiration date if NVIDIA extends the Offer), or as soon as possible thereafter, if we reject your election. If you are not notified of a rejection, you may assume that your properly executed and delivered Election Form has been accepted. After we accept Eligible Options for amendment, we will send each Eligible Participant who accepted the Offer an amendment to the Eligible Participant’s existing option grant agreement.

6. CONDITIONS OF THE OFFER.

Notwithstanding any other provision of the Offer, we will not be required to accept the Eligible Option that you elect to amend, and we may terminate or amend the Offer, or postpone our acceptance of the Eligible Option that you elect to amend, in each case if at any time on or after February 16, 2006 and on or before February 16, 2006, or a later date if the Offer is extended, we determine that any event has occurred that, in our reasonable judgment, materially impairs the contemplated benefits of the Offer to us and thus makes it inadvisable for us to proceed with the Offer or to accept the Eligible Options that you elect to amend. The conditions are as follows:

•	if we are required by the SEC or other regulatory agency to extend the Offer Termination Date beyond February 16, 2006;

•	if any action or proceeding is threatened, pending or taken, or any approval is withheld, by any court or any government agency, authority, or tribunal, or any other person, domestic or foreign, which action or withholding, in our reasonable judgment, would or might directly or indirectly:

(a) challenge the making of the Offer or make it illegal for us to accept some or all of the Eligible Options or to extend the option expiration date of the Eligible Options or otherwise restrict or prohibit consummation of the Offer or otherwise relate to the Offer;

(b) delay or restrict our ability, or render us unable, to accept the Eligible Options for amendment or to extend the option expiration date for some or all of the Eligible Options elected for amendment; or

(c) materially and adversely affect our business, condition (financial or other), income, operations or prospects;

•	if regulatory or legal actions or interpretations would cause the Offer to have adverse accounting consequences to us;

•	if there is:

(a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory; or

(c) any outbreak or material escalation of foreign or domestic hostilities or other calamity, crisis or terrorist action;

•	if another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

(a) any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), has acquired or proposed to acquire beneficial ownership of more than five percent (5%) of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than five percent (5%) of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before February 16, 2006; or

(b) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 disclosing or making a public announcement that it intends to acquire us or any of our assets or securities; or

•	the following change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us;

(a) litigation or other proceedings instituted against us or our subsidiaries, or any of our officers or directors in their capacities as such, before or by an federal, state or local court, commission, regulatory body, administrative agency or other governmental or legislative body, domestic or foreign, in which an unfavorable ruling, decision, action, order, decree or finding resulting from such litigation or proceeding would materially and adversely affect NVIDIA;

(b) a material loss or interference with our business or properties from fire, explosion, earthquake, flood or other casualty, whether or not covered by insurance, or from any labor dispute;

(c) a substantial decline or increase in our stock price or significant volatility in the market price of our stock resulting from any number of factors including, fluctuations in our operating results, announcements of technological innovations or new products, the announcement, commencement, developments in proprietary rights, or general market conditions;

(d) the suspension of trading in our equity securities by the SEC or by the NASDAQ Stock Market; or

(e) a material change in the prospects of our business resulting from any number of factors including, fluctuations in our operating results, announcements of technological innovations or new products, developments in proprietary rights, general market conditions, a material adverse change in the financial or securities markets in the United States or in political, financial or economic conditions in the United States or any outbreak or material escalation of foreign or domestic hostilities or other calamity or crisis.

The conditions to the Offer are for our benefit. We may assert the conditions to the Offer in our discretion before the Offer Termination Date and we may waive the conditions to the Offer in accordance with applicable law, at any time and from time to time before the Offer Termination Date, whether or not we waive any other condition to the Offer. Should we decide to waive any of the conditions to the Offer, we must do so before midnight, Pacific Time, on the Offer Termination Date of February 16, 2006 (or a later expiration date if the Offer is extended).

Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. However, once we choose to waive a particular right, we may not reassert that particular right again in this Offer. Any determination we make concerning the events described in this Section 6 will be final and binding on all Eligible Participants.

We currently expect that we will accept promptly after the Offer Termination Date all Eligible Options that are properly submitted to be amended and have not been validly withdrawn prior to the Offer Termination Date.

The Offer is not conditioned upon any financing arrangement or financing plan.

7. PRICE RANGE OF COMMON STOCK.

There is no established trading market for the Eligible Options. The securities underlying the Eligible Options are shares of our common stock, which are quoted on the NASDAQ National Market under the symbol “NVDA.” The following table shows, for the periods indicated, the high and low sale prices per share of our common stock as quoted on the NASDAQ National Market:

	High	Low
Year ended January 29, 2006
Fourth Quarter (through January 17, 2006)	$44.17	$32.55
Third Quarter	$35.95	$27.04
Second Quarter	$29.39	$21.52
First Quarter	$29.60	$20.92

Year ended January 30, 2005
Fourth Quarter	$24.96	$13.14
Third Quarter	$15.89	$9.30
Second Quarter	$24.11	$14.40
First Quarter	$27.35	$20.63

Year ended January 25, 2004
Fourth Quarter	$25.88	$17.08
Third Quarter	$21.47	$15.26
Second Quarter	$27.75	$13.55
First Quarter	$14.83	$9.33

As of January 17, 2006, the last reported sale price of our common stock, as reported on the NASDAQ National Market, was $42.48 per share.

We have never paid and do not expect to pay cash dividends for the foreseeable future.

8. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING OPTIONS.

The directors and executive officers of NVIDIA and their positions and offices as of January 1, 2006 are set forth in the following table:

Name	Age	Position(s) Held With NVIDIA
Jen-Hsun Huang	42	President, Chief Executive Officer and Director
Marvin D. Burkett	63	Chief Financial Officer
Jeffrey D. Fisher	47	Senior Vice President, GPU Business Unit
Ajay K. Puri	51	Senior Vice President, Worldwide Sales
David M. Shannon	50	Senior Vice President, General Counsel and Secretary
Daniel F. Vivoli	45	Senior Vice President, Marketing
Steven Chu, Ph.D	57	Director
Tench Coxe	48	Director
James C. Gaither	68	Director
Harvey C. Jones	52	Director
William J. Miller	60	Director
Mark L. Perry	50	Director
A. Brooke Seawell	58	Director
Mark A. Stevens	45	Director

The address of each director and executive officer is c/o NVIDIA Corporation, 2701 San Tomas Expressway, Santa Clara, CA 95050, and the telephone number is (408) 486-2000.

Jen-Hsun Huang co-founded NVIDIA in April 1993 and has served as its President, Chief Executive Officer and a member of the Board of Directors since its inception. From 1985 to 1993, Mr. Huang was employed at LSI Logic Corporation, a computer chip manufacturer, where he held a variety of positions, most recently as Director of Coreware, the business unit responsible for LSI’s “system-on-a-chip” strategy. From 1983 to 1985, Mr. Huang was a microprocessor designer for Advanced Micro Devices, a semiconductor company. Mr. Huang holds a B.S.E.E. degree from Oregon State University and an M.S.E.E. degree from Stanford University.

Marvin D. Burkett joined NVIDIA as Chief Financial Officer in September 2002. From February 2000 until joining NVIDIA, Mr. Burkett was a financial consultant and served as Chief Financial Officer of Arcot Systems, a security software company. From 1998 to 1999, Mr. Burkett was the Executive Vice President and Chief Financial

Officer of Packard Bell NEC. Mr. Burkett also previously spent 26 years at Advanced Micro Devices, Inc., or AMD, where he held a variety of positions including Chief Financial Officer, Senior Vice President and Corporate Controller. Mr. Burkett holds B.S. and M.B.A. degrees from the University of Arizona.

Jeffrey D. Fisher is the Senior Vice President of the NVIDIA GPU Business Unit. Mr. Fisher served as the Executive Vice President, Worldwide Sales of NVIDIA from July 1994 through mid-December 2005. He has over 20 years of sales and marketing experience in the semiconductor industry. Mr. Fisher holds a B.S.E.E. degree from Purdue University and an M.B.A. degree from Santa Clara University.

Ajay K. Puri has been Senior Vice President of Worldwide Sales since mid-December 2005. From August 1982 to July 2005, Mr. Puri held positions in sales, marketing, and general management at Sun Microsystems, Inc., a computing technology company, most recently as Senior Vice President, Asia-Pacific Group. Mr. Puri holds an M.B.A. degree from Harvard Business School, an M.S.E.E. degree from Caltech, and a B.S.E.E. degree from the University of Minnesota.

David M. Shannon joined NVIDIA in August 2002 as Vice President and General Counsel. Mr. Shannon became Secretary of NVIDIA in April 2005 and a Senior Vice President in December 2005. From 1993 to 2002, Mr. Shannon held various counsel positions at Intel, including the most recent position of Vice President and Assistant General Counsel. Mr. Shannon also practiced for eight years in the law firm of Gibson Dunn and Crutcher, focusing on complex commercial and high-technology related litigation. Mr. Shannon holds B.A. and J.D. degrees from Pepperdine University.

Daniel F. Vivoli became the Senior Vice President, Marketing in December 2005. Mr. Vivoli served as Executive Vice President of Marketing from December 1997 to December 2005. From 1988 to December 1997, Mr. Vivoli held management positions, most recently as Vice President of Product Marketing, at Silicon Graphics, Inc., a computing technology company. From 1983 to 1988, Mr. Vivoli held various marketing positions at Hewlett-Packard Company. Mr. Vivoli holds a B.S.E.E. degree from the University of Illinois at Champaign-Urbana.

The biographies for directors are included in our definitive Proxy Statement for our 2005 Annual Meeting of Stockholders, filed with the SEC on May 31, 2005, and are incorporated by reference herein.

As of January 1, 2006, our executive officers and directors (14 persons) as a group held outstanding options to purchase a total of 8,490,668 shares of our common stock under our equity incentive and stock option plans. This represented approximately 22.5% of the shares subject to all outstanding options under our equity incentive and stock option plans as of that date. None of our executive officers or directors hold options that are eligible for amendment pursuant to the Offer.

The following are, to the best of our knowledge, the only transactions that we, our directors, our executive officers or the affiliates of any of our directors or executive officers have engaged in that involved options to purchase our common stock or involved a purchase of our common stock during the 60 days prior to this Offer to Amend:

1.	On January 3, 2006, Daniel Vivoli, our Vice President, Marketing and/or a related trust, sold 28,000 shares of NVIDIA common stock at an average price of $ 36.8586 per share.

2.	On January 3, 2006, Daniel Vivoli, our Vice President, Marketing, exercised options to purchase 12,000 shares of NVIDIA common stock at a price of $5.875 per share.

3.	On December 30, 2005, Daniel Vivoli, our Vice President, Marketing, exercised options to purchase 2,700 shares of NVIDIA common stock at a price of $14.969 per share.

4.	On December 22, 2005, Ajay Puri, our Senior Vice President of Worldwide Affairs, was granted an option to purchase 225,000 shares of NVIDIA common stock at price of $36.15 per share.

5.	On December 22, 2005, Jeffrey Fisher, our Senior Vice President, GPU Business Unit, exercised options to purchase 3,000 shares of NVIDIA common stock at a price of $1.75 per share.

There is no agreement, arrangement or understanding between NVIDIA or, to the best of our knowledge, any of our executive officers or members of our Board of Directors, and any other person for the purchase or acquisition from NVIDIA of any of our securities, except for the following as of January 1, 2006:

•	outstanding options to purchase an aggregate of 5,846,875 shares of our common stock pursuant to the Plan, as amended;

•	outstanding options to purchase an aggregate of 37,701,255 shares of our common stock pursuant to our 1998 Equity Incentive Plan, as amended;

•	outstanding options to purchase an aggregate of 490,000 shares of our common stock pursuant to our 1998 Non-Employee Directors’ Stock Option Plan; and

•	an aggregate of 15,219,735 shares of our common stock reserved for issuance to our employees pursuant to our 1998 Employee Stock Purchase Plan.

9. ACCOUNTING CONSEQUENCES OF THE OFFER.

Assuming all of the Eligible Options subject to this Offer are tendered, we anticipate that we will incur an expense of up to approximately $65,000. This amount includes, but is not limited to, filing, legal and accounting fees and printing costs. According to Financial Accounting Standards No. 123(R) (“FAS No. 123(R)”), Share-Based Payment, a company modifying an award under FAS No. 123(R) would incur compensation cost for any incremental difference in fair value between the new award and the old award, measuring the old award’s fair value immediately before the modification. If the Eligible Options are tendered, the modified awards result in a lower fair value than the original awards, and thus, the modification does not result in an accounting consequence.

10. LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for completion of the Offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of the Eligible Option that you elect to amend. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business or delay in the Offer. Our obligation under the Offer to amend Eligible Options is subject to conditions, including the conditions described in Section 6 of the Offer to Amend.

11. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of the material U.S. Federal Income Tax consequences of the amendment of Eligible Options under the Offer. Before accepting the Offer, we recommend that you consult with your tax advisor to determine the federal, state, local and foreign tax consequences of electing to participate in the Offer. Actual tax liability or any penalties as a result of a failure to timely remit the proper amount of taxes will be your responsibility to pay.

This discussion is based on the Code, its legislative history, Treasury Regulations (in both final and proposed forms) and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of Eligible Participants.

Tax Consequences of Accepting the Offer. We believe that the amendment of Eligible Options pursuant to the terms of the Offer will not be treated as a taxable event for U.S. federal income tax purposes. This means that you should not be required to recognize taxable income at the time your Eligible Options are tendered or accepted for amendment under the Offer. The Eligible Options are nonstatutory stock options (“NSOs”), and the amended Eligible Options will be NSOs.

Tax Consequences Related to Eligible Options that Are Not Amended in the Offer. Because your Eligible Options were granted with an exercise price lower than the fair market value of the underlying shares on the date of grant, were not fully vested prior to January 1, 2005 and were not exercised prior to January 1, 2006, such Eligible Options are subject to Section 409A. Section 409A generally provides that you will recognize ordinary income at the time such Eligible Options are no longer subject to a substantial risk of forfeiture (for example, when such Eligible Options vest) equal to the spread between the fair market value of the underlying shares on the date when the substantial risk of forfeiture lapses and the exercise price. Such income will be subject to tax at normal income tax rates plus a twenty percent (20%) penalty tax, as well as to applicable withholding and employment taxes. If such taxes are paid late for any reason, there will be an interest charge. In addition, it is possible that these taxes and charges will continue to apply to any increase in the spread beyond the date the substantial risk of forfeiture lapses and prior to exercise.

Tax Consequences Related to Eligible Options that Are Amended in the Offer. We believe that when an Eligible Option that has been amended as a result of accepting the Offer is exercised, the amount by which the fair market value of the underlying shares on the date of exercise exceeds the exercise price will be taxed to you as ordinary income at normal income tax rates. Such income will also be subject to applicable withholding and employment taxes. At this time there is relatively little guidance from the Treasury Department and the Internal Revenue Service as to how Section 409A applies to Eligible Options that are amended pursuant to the Offer. However, we believe that we have complied in good faith with available guidance with respect to offering to amend Eligible Options pursuant to the Offer to avoid the potentially adverse tax consequences of Section 409A. Nevertheless, guidance issued after the date of this Offer or a determination by the Internal Revenue Service could provide that amended Eligible Options do not avoid such potentially adverse tax consequences.

Other Tax Consequences. In addition to this Offer, you should review the prospectus for the Plan and its discussion of U.S. federal income tax consequences. A copy of the prospectus is available on the stock administration page of NVINFO and we will provide a copy of this, free of charge, upon request.

12. EXTENSION OF OFFER; TERMINATION; AMENDMENT.

We expressly reserve the right, in our discretion, at any time and from time to time, to extend the period of time during which the Offer is open and delay accepting any options amended by announcing the extension and giving oral or written notice of the extension to the Eligible Participants.

We also expressly reserve the right, in our reasonable judgment, prior to the Offer Termination Date, to terminate or amend the Offer and to postpone our acceptance of any Eligible Options elected for amendment if any of the conditions specified in Section 6 of the Offer to Amend occur. In order to postpone the acceptance of any Eligible Option, we must announce the postponement and give oral or written notice of the postponement to the Eligible Participants.

As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the number of Eligible Options to be amended in the Offer. We may amend the Offer at any time by announcing the amendment. If we extend the length of time during which the Offer is open, we will issue the amendment no later than 11:59 p.m., Pacific Time, on the announced Offer Termination Date. Any announcement relating to the Offer will be sent promptly to Eligible Participants in a manner reasonably designed to inform Eligible Participants of the change.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

•	increase or decrease the number of Eligible Options to be amended in the Offer; or

•	extend or terminate the Offer.

If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an increase or decrease, we intend to extend the Offer until ten (10) business days after the date the notice is published.

13. FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Options to amend their Eligible Options in connection with this Offer.

14. INFORMATION ABOUT NVIDIA.

General. Our principal executive offices are located at 2701 San Tomas Expressway, Santa Clara, CA 95050, and our telephone number is (408) 486-2000. Our web site address is www.nvidia.com. The information on our web site is not a part of this Offer.

NVIDIA Corporation is the worldwide leader in programmable graphics processor technologies. We create innovative, industry-changing products for computing, consumer electronics, and mobile devices. The NVIDIA graphics processing unit and media and communications processor brands include NVIDIA GeForce®, NVIDIA GoForce®, NVIDIA Quadro®, and NVIDIA nForce®. These products are transforming visually-rich applications such as video games, film production, broadcasting, industrial design, space exploration, and medical imaging. Information concerning our business, including our background, strategy, products, collaborative efforts, manufacturing, research and product development, competition, intellectual property and employees included in our Annual Report on Form 10-K for the fiscal year ended January 30, 2005 and our Quarterly Report on Form 10-Q for the period ended October 30, 2005 are incorporated by reference herein and may be inspected at, and copies may be obtained from, the places and in the manner described in Section 16—”Additional Information.”

Financial. The following selected financial data is derived from our consolidated financial statements, as filed with the SEC. The selected financial data should be read in conjunction with the consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended January 30, 2005, filed with the SEC on March 22, 2005, and our Quarterly Report on Form 10-Q for the period ended October 30, 2005, filed with the SEC on November 23, 2005. All amounts are in thousands, except per share data.

	Year Ended		Nine Months Ended
	January 25, 2004	January 30, 2005	October 24, 2004	October 30, 2005
			(unaudited)
Operating Data:
Revenue	$1,822,945	$2,010,033	$1,443,557	$1,742,073
Gross profit	$528,878	$649,486	$455,671	$655,855
Operating income	$90,157	$113,593	$56,437	$227,755
Net income	$74,419	$100,356	$52,347	$204,534
Diluted net income per common share	$0.43	$0.57	$0.30	$1.13
Basic net income per common share	$0.46	$0.60	$0.32	$1.21
Current assets	$1,052,712	$1,304,926	$1,211,151	$1,449,976
Total assets	$1,399,344	$1,628,536	$1,539,656	$1,805,508
Current liabilities	$334,112	$421,156	$415,153	$427,167
Convertible subordinated debentures	$0	$0	$0	$0
Other long-term liabilities	$14,047	$29,112	$16,092	$28,900
Total liabilities	$348,159	$450,268	$431,245	$456,067
Total stockholders’ equity	$1,051,185	$1,178,268	$1,108,411	$1,349,441
Book value per common share(1)	$6.40	$7.05	$6.68	$7.88

(1)	The historical book value per share is computed by dividing stockholders’ equity by the number of shares of common stock outstanding at the end of each period presented.

The financial information included in our Annual Report on Form 10-K for the year ended January 30, 2005 and Quarterly Report on Form 10-Q for the period ended October 30, 2005 is incorporated by reference herein and may be inspected at, and copies may be obtained from, the places and in the manner described in Section 16—”Additional Information.”

15. RISK FACTORS.

In addition to those risks discussed in this Offer to Amend, information concerning risk factors included in our Annual Report on Form 10-K for the year ended January 30, 2005 and our Quarterly Report on Form 10-Q for the period ended October 30, 2005 is incorporated by reference herein. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the risks actually occur, our business could be harmed. In that event, the trading price of our common stock could decline.

Our common stock is listed for quotation on the NASDAQ National Market System under the symbol “NVDA.”

16. ADDITIONAL INFORMATION.

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Amend is a part, with respect to the Offer. This Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following other materials that we have filed with the SEC before making a decision on whether to accept the Offer:

1.	A Current Report on Form 8-K, with respect to Item 5.02 only, dated January 31, 2005 and filed on February 2, 2005.

2.	A Current Report on Form 8-K, dated February 7, 2005, filed on February 11, 2005.

3.	A Current Report on Form 8-K, dated May 10, 2005, filed on May 13, 2005.

4.	A Current Report on Form 8-K, dated May 16, 2005, filed on May 20, 2005, as amended on May 17, 2005 and filed on June 2, 2005.

5.	A Current Report on Form 8-K, dated December 14, 2005, filed on December 15, 2005.

6.	A Current Report on Form 8-K, dated December 19, 2005, filed on December 22, 2005.

7.	Our Annual Report on Form 10-K for the year ended January 30, 2005, filed on March 22, 2005, including all materials incorporated by reference therein.

8.	Our Definitive Proxy on Schedule 14A, filed on May 31, 2005.

9.	Our Quarterly Report on Form 10-Q for the quarter ended May 1, 2005, filed on June 2, 2005, including all materials incorporated by reference therein.

10.	Our Quarterly Report on Form 10-Q for the quarter ended July 31, 2005, filed on August 25, 2005, including all materials incorporated by reference therein.

11.	Our Quarterly Report on Form 10-Q for the quarter ended October 30, 2005, filed on November 23, 2005, including all materials incorporated by reference therein.

12.	Our Registration Statement on Form S-8, filed on April 8, 2005.

13.	Our Preliminary Communications on Schedule TO-C filed on December 14, 2005.

14.	All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since January 30, 2005, including all materials incorporated by reference therein.

15.	The description of the common stock contained in our Registration Statement on Form 8-A, filed on January 12, 1999.

The SEC file number for these filings, other than the Preliminary Communications on Schedule TO-C is 000-23985 and the filing number for our Preliminary Communications on Schedule TO-C is 005-56649. You can receive copies of these filings and other information, at prescribed rates, from the SEC by addressing written requests to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. In addition, you can read such reports, proxy and information statements, and other information at the public reference facilities at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants such as NVIDIA Corporation that file electronically with the SEC. The address of the SEC web site is http://www.sec.gov.

We will also provide without charge to each person to whom we deliver a copy of this Offer to Amend, upon his or her written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

Human Resources

Attn: Melissa Riley

NVIDIA Corporation

2701 San Tomas Expressway

Santa Clara, California 95050

or by telephoning us at (408) 486-2000 between 9:00 a.m. and 5:00 p.m., Pacific Time.

As you read the documents listed in this Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Amend, you should rely on the statements made in the most recent document.

The information contained in this Offer to Amend about NVIDIA should be read together with the information contained in the documents to which we have referred you.

17. FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.

This Offer to Amend and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. However, the safe harbors of Section 27A of the Securities Act and 21E of the Exchange Act do not apply to statements made in connection with this Offer. These forward-looking statements involve risks and uncertainties that include, among others, those set forth in Section 15 of this document. More information about factors that potentially could affect our financial results is included in our filings with the SEC, including our Annual Report on Form 10-K for the year ended January 30, 2005 and our Quarterly Report on Form 10-Q for the quarterly period ended October 30, 2005.

We will assess whether we are permitted to make the Offer in all jurisdictions. In the event that we determine that we are not legally able to make the Offer in a particular jurisdiction, we reserve the right to withdraw the Offer in that particular jurisdiction and we will inform you of this decision. If we withdraw the offer in a particular jurisdiction, the Offer will not be made to, nor will amendments be accepted from or on behalf of, the Eligible Participants residing in that jurisdiction.

The Compensation Committee of the Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from NVIDIA is limited to this document.

NVIDIA Corporation                     January 19, 2006

Circular 230 Disclaimer. The tax law is very complex. The foregoing contains statements regarding general tax principles that may not be specific to your tax situation. This advice was not intended or written to be used by you or any optionholder for the purpose of avoiding tax penalties that might be imposed on you or such optionholder. The advice was written to support obtaining your approval for the option amendments described herein. You should seek advice based on your own particular circumstances from your independent tax advisor with respect to the federal, state, local and foreign tax consequences of electing to participate in the Offer. This disclaimer is required by the Internal Revenue Service’s Circular 230.

Exhibit A

Election Form

I have received the Offer to Amend documents relating to NVIDIA Corporation’s (“NVIDIA”) offer to amend certain stock options granted to certain of its employees (the “Offer”). I understand that “Eligible Options” consist of options to purchase NVIDIA common stock granted under the NVIDIA Corporation 2000 Nonstatutory Equity Incentive Plan, as amended, that (a) were granted to former MediaQ employees at a discount in 2003, (b) vest or vested after December 31, 2004, and (c) are still outstanding on the date the Offer expires.

I understand that if I elect to amend my Eligible Option, my option expiration date will be amended as follows:

1.	Shares Vesting in Calendar Year 2005 - New Expiration Date: March 15, 2006

2.	Shares Vesting in Calendar Year 2006 - New Expiration Date: March 15, 2007

3.	Shares Vesting in Calendar Year 2007 - New Expiration Date: March 15, 2008

4.	Shares Vesting in Calendar Year 2008 - New Expiration Date: March 15, 2009

Please check the appropriate box next to your Eligible Option to indicate whether you will amend or not amend your Eligible Option. If you elect to amend your Eligible Option, you must amend all of the shares of common stock subject to such Eligible Option that vested or will vest on or after January 1, 2005. A partial amendment will not be accepted.

You may change the terms of your election to amend such Eligible Option by submitting a new Election Form or a Notice to Change Election From Accept to Reject prior to the Offer termination date of February 16, 2006.

Grant Number	Grant Date	Exercise Price	Total Number of Applicable Unexercised Shares Subject to the Option (Shares to Be Amended)	I elect to amend this Option Grant	I elect not to amend this Option Grant

				☐	☐

I hereby agree that, unless I revoke my election before midnight, Pacific Time on February 16, 2006 (or a later expiration date if NVIDIA extends the Offer), my election will be irrevocable, and if accepted by NVIDIA, such surrendered Eligible Option will amend the expiration date as outlined above.

I further understand and agree that I can only elect to tender all shares subject to the Eligible Option listed above that vested or will vest on or after January 1, 2005, and the tender of the Eligible Option listed above will be for the full number of shares subject to such Eligible Option that vested or will vest on or after January 1, 2005.

I acknowledge and agree that neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued employment with NVIDIA or my employer (except on an at-will basis, unless otherwise required by local law). I agree that NVIDIA has made no representations or warranties to me regarding this Offer or the future pricing of NVIDIA stock, and that my participation in this Offer is at my own discretion. By executing this form, I hereby bind my successors, assigns and legal representatives.

Please keep a confirmation of receipt of your facsimile transmittal of your Election Form for your record-keeping purposes.

I AGREE THAT NVIDIA SHALL NOT BE LIABLE FOR ANY COSTS, TAXES, LOSS OR DAMAGE THAT I MAY INCUR THROUGH MY ELECTION TO PARTICIPATE IN THIS OFFER.

Option Holder Signature	Social Security/or Employee ID Number

Option Holder Name (Please Print)	E-mail Address	Date

PLEASE EMAIL OR FAX YOUR SIGNED AND COMPLETED ELECTION FORM TO MELISSA RILEY (fax number (408) 486-4791) NO LATER THAN MIDNIGHT, PACIFIC TIME ON FEBRUARY 16, 2006 (OR A LATER EXPIRATION DATE IF NVIDIA EXTENDS THE OFFER).

Exhibit B

Notice of Change in Election Form From Accept to Reject

NOTICE OF CHANGE IN ELECTION FROM ACCEPT TO REJECT

If you previously elected to accept NVIDIA Corporation’s (“NVIDIA”) offer to amend certain options held by its employees (the “Offer”), and you would like to change your election and reject the Offer, you must sign this Notice and send it to Melissa Riley at NVIDIA by email or via facsimile at (408) 486-4791 before midnight, Pacific Time, on February 16, 2006, unless the Offer is extended. If you have questions regarding the process for returning this Notice, please send an email to Melissa Riley at NVIDIA.

To NVIDIA:

I previously received a copy of the Offer to Amend documents (dated January 19, 2006), including all of its attachments, the cover letter and an Election Form. I signed and returned the Election Form(s), in which I elected to accept the Offer to amend my Eligible Option (as defined in my Election Form). I now wish to change that election and reject the Offer to amend my Eligible Option, which is indicated below. I understand that by signing this Notice and delivering it pursuant to the instructions above, I will be able to withdraw my election to participate in the Offer, and reject the Offer instead. I have read and understand all of the terms and conditions of the Offer.

I understand that in order to reject the Offer, I must sign and deliver this Notice to Melissa Riley at NVIDIA by email or via facsimile at (408) 486-4791 before midnight, Pacific Time, on February 16, 2006, or if NVIDIA extends the deadline to exchange Eligible Options, before the extended expiration of the Offer.

By rejecting the Offer, I understand that my Eligible Option will not be amended and that it will continue to be governed by the terms of the existing option agreement between NVIDIA and me.

I have completed and signed the following exactly as my name appears on my original Election Form. By executing this form, I hereby bind my successors, assigns and legal representatives.

I do not accept the Offer to amend the following Eligible Option.

Grant ID	Grant Date	Exercise Price	Shares Outstanding

Optionee Signature	Date

Name (Please print)	Employee ID/Social Security #

Email Address

Exhibit C

Notice of Change in Election Form From Reject to Accept

NOTICE OF CHANGE IN ELECTION FROM REJECT TO ACCEPT

If you previously elected to reject NVIDIA Corporation’s (“NVIDIA”) offer to amend certain eligible stock options (the “Offer”), and you would like to change your election and accept the Offer, you must sign this Notice and a new Election Form and send both to Melissa Riley at NVIDIA by email or via facsimile at (408) 486-4791 before midnight, Pacific Time, on February 16, 2006, unless the Offer is extended. If you have questions regarding the process for returning this Notice, please send an email to Melissa Riley at NVIDIA.

To NVIDIA:

I previously received a copy of the Offer to Amend documents (dated January 19, 2006), including all of its attachments, the cover letter and an Election Form. I signed and returned the Election Form, in which I elected to reject the Offer to amend my Eligible Option. I now wish to change that election, and accept the Offer by NVIDIA to amend my Eligible Option. I understand that by signing this Notice and a new Election Form and delivering both forms pursuant to the instructions above, I will be able to withdraw my rejection of the Offer and accept the Offer instead. I have read and understand all of the terms and conditions of the Offer.

I understand that in order to accept the Offer, I must sign and deliver this Notice and a new Election Form to Melissa Riley at NVIDIA by email or via facsimile at (408) 486-4791 before midnight, Pacific Time, on February 16, 2006, or if NVIDIA extends the deadline to exchange options, before the extended expiration of the Offer.

I have completed and signed the following exactly as my name appears on my original Election Form. By executing this form, I hereby bind my successors, assigns and legal representatives.

I accept the Offer to amend my Eligible Option as indicated in the Election Form completed as of the date hereof and attached hereto.

Optionee Signature	Date

Name (Please print)	Employee ID/Social Security #

Email Address